Exhibit 99.1

BIO-TECHNE ANNOUNCES AGREEMENT TO ACQUIRE

ADVANCED CELL DIAGNOSTICS

Minneapolis/July 6, 2016/--Bio-Techne Corporation (NASDAQ: TECH) announced today that it has agreed to acquire Advanced Cell Diagnostics (ACD) for $250 million in cash plus contingent consideration of $75 million due upon the achievement of certain milestones. The transaction is expected to close on or about August 1, 2016, with closing subject to the satisfaction of customary closing conditions. The transaction will be financed through a combination of cash on hand and a revolving line of credit facility that Bio-Techne expects to obtain prior to the closing of the acquisition.

Charles R. Kummeth, President and Chief Executive Officer of Bio-Techne, commented, “We are very pleased to have ACD as part of Bio-Techne Corporation. First of all, ACD marks Bio-Techne’s entry into the genomics field and market. Second, and more importantly, its innovative and versatile technology has the potential to change pathology practices. RNA-ISH is a transformative technology facilitating and improving the monitoring of gene expression patterns at the single cell level––while retaining the morphological context of the tissue being analyzed. ACD’s technology serves both research and diagnostic markets, expanding Bio-Techne’s presence in the clinical lab setting. With broader adoption of the technology in the diagnostic arena, it has the potential to revolutionize the choice of reagents in diagnostic practices, such as oncology, infectious diseases and others. As we continue to expand the portfolio of products and technologies we bring to our customers, we view the leading-edge ACD products as a natural and complementary extension of the Bio-Techne product offering, with the ultimate goal to more completely address our customers’ varied needs in the research and clinical space."

ACD Chief Executive Officer Dr. Yuling Luo added, “Strategically, the fit between the two companies is excellent. Both companies share the passion to empower cutting-edge science with innovative quality reagents. Both ACD and Bio-Techne are dedicated to improving life science research and health care by providing customers with the best possible tools and reagents. The combined business represents a one-stop-shop for our customers and positions us well to compete and expand in the global market.”

ACD develops and commercializes proprietary consumables for genomic analysis, reinventing the widely used in-situ hybridization technique. More specifically, ACD’s highly sensitive RNA in-situ hybridization technology, commercialized under the RNAscope brand name, makes it possible to visualize expression of virtually any gene in individual cells while retaining valuable tissue morphology information. This molecular detection of biomarkers and other key genetic information at, the single cell level, is far more informative than the bulk cell population analysis provided by traditional gene amplification approaches. Importantly, ACD reagents also have numerous potential applications in the diagnostic and companion diagnostic arena, simplifying traditional immunohistochemistry-based pathology practices currently reliant on difficult-to-develop and often poorly validated antibodies. ACD’s proprietary technology could provide pathologists with more robust reagents capable of specifically detecting transcripts of expressed genes, noncoding RNAs, as well as more subtle genetic details such as gene splice variants, gene fusions, copy number variations and single nucleotide polymorphisms. At the core of the ACD technology is the greatly enhanced detection sensitivity of RNA-ISH (RNA in-situ hybridization). RNAscope is a patent protected target hybridization and signal amplification technology enabling the detection of single RNA molecules in single cells.

Founded in 2006 by noted scientists and entrepreneurs Dr. Yuling Luo and Dr. Steve Chen, ACD presently has over 100 employees. Its product line of over 9,000 probe reagents and reagent kits for manual and automated use is sold worldwide, and achieved annual revenues of approximately $25 million for the last twelve months with an annualized growth rate of approximately 50%. The acquisition is expected to be slightly dilutive to Bio-Techne’s adjusted earnings per share for its fiscal year 2017, and accretive thereafter. ACD’s business model attracted funding from premier investment firms such as Morningside Venture, New Leaf Venture Partners, Summit Partners and Kenson Ventures. ACD’s technology has been used in thousands of leading academic and industrial labs, and featured in over 500 peer reviewed publications to date. ACD is headquartered in Newark, California, with field offices in Italy, China and Japan.

Fredrikson & Byron, P.A. is serving as Bio-Techne's legal counsel. Jefferies LLC acted as exclusive financial advisor to ACD. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is serving as legal counsel to ACD.

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Forward-Looking Statements

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. Forward-looking statements in this press release include statements regarding our belief about the market applications and impact of our potential acquisition of Advanced Cell Diagnostics, Inc. and our ability to derive advantages from this acquisition as we integrate it into our business. The following important factors, among others, have affected and, in the future could affect, the our actual results: the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new products, the levels and particular directions of research and product development by our customers, the impact of the growing number of producers of biotechnology research and diagnostics products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of our research and product development efforts and those of companies in which we have invested or with which we have formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

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Bio-Techne Corporation (NASDAQ: TECH) is a leading developer and manufacturer of high quality purified proteins––notably cytokines and growth factors, antibodies, immunoassays, as well as biologically active small molecule compounds --- which are sold to biomedical researchers and clinical research laboratories; these operations constitute the core Biotech Division, headquartered in Minneapolis, Minnesota. The Protein Platform Division manufactures innovative protein analysis tools under the ProteinSimple brand name that greatly automate western blotting and immunoassay practices. The Clinical Controls Division manufactures FDA-regulated controls, calibrators, blood gas and clinical chemistry controls for OEM customer and clinical customers. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $452 million in net sales in fiscal 2015 and has approximately 1,500 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact: David Clair, Investor Relations

               (646) 277-1266

James Hippel, Chief Financial Officer
(612) 379-8854